PROSPECTUS SUPPLEMENT NO. 3
 (TO PROSPECTUS DATED JULY 28, 1998)



                  30,000,000 CONVERTIBLE PREFERRED SECURITIES
                          UNION PACIFIC CAPITAL TRUST
                    6 1/4% Convertible Preferred Securities
          (liquidation amount $50 per Convertible Preferred Security)
                  Guaranteed to the extent set forth herein by,
                      and convertible into common stock of,
                           UNION PACIFIC CORPORATION


      This Prospectus Supplement No. 3 supplements and amends the Prospectus dated July 28, 1998, as amended by Prospectus Supplement No.1 dated August 28,1998 and Prospectus Supplement No. 2 dated September 28, 1998 (as amended, the "Prospectus") relating to the 6 1/4% Convertible Preferred Securities (liquidation amount $50 per Convertible Preferred Security) (the "Convertible Preferred Securities") representing undivided preferred beneficial ownership interests in the assets of Union Pacific Capital Trust, a statutory business trust created under the laws of the State of Delaware (the "Trust"), and the shares of common stock, par value $2.50 per share (the "Common Stock"), of Union Pacific Corporation, a Utah corporation (the "Company"), issuable upon conversion of the Convertible Preferred Securities.

      The table on pages 49 through 56 of the Prospectus, which set forth information with respect to the Selling Holders (as defined in the Prospectus) and the respective number of Convertible Preferred Securities beneficially owned by each Selling Holder that may be offered pursuant to the Prospectus is hereby amended as follows:


 The deletion on page 52 of the Prospectus of:

           "Merrill Lynch, Pierce, Fenner & Smith Incorporated . . 317,113"

 and the substitution therefor of the following:

           "Merrill Lynch, Pierce, Fenner & Smith Incorporated . . 322,263"

 The deletion on page 55 of the Prospectus of:

           "Salomon Brothers Variable Investors Fund . . . . . . . . . 500"

 and the substitution therefor of the following:

           "Salomon Brothers Variable Investors Fund . . . . . . . . . 800"

 The deletion on page 56 of the Prospectus of:

           "Morgan Stanley Dean Witter . . . . . . . . . . . . . .  78,800"
           "Morgan Stanley Dean Witter Convertible Securities
            Trust  . . . . . . . . . . . . . . . . . . . . . . . .  75,000"
           "Morgan Stanley Dean Witter Income Builder Fund . . . .  60,000"
           "Any Other Holder of Convertible Preferred Securities
            or Future Transferee from any such Holder  . . . . . . 817,659"

 and the substitution therefor of the following:

           "Smith Barney Premium Total Return Fund . . . . . . . . 472,000"
           "Morgan Stanley Dean Witter . . . . . . . . . . . . . .  83,800"
           "Morgan Stanley Dean Witter Income Builder Fund . . . .  75,000"
           "Morgan Stanley Dean Witter Convertible Securities
            Trust  . . . . . . . . . . . . . . . . . . . . . . . .  60,000"
           "ACM Convertible Fund . . . . . . . . . . . . . . . . .   7,000"
           "Any Other Holder of Convertible Preferred Securities
            or Future Transferee from any such Holder  . . . . . . 328,209"


      The Prospectus, together with this Prospectus Supplement No. 3, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the Convertible Preferred Securities and the Common Stock issuable upon conversion of the Convertible Preferred Securities.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
 REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

 The date of this Prospectus Supplement is April 28, 1999.